UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.__)

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OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERSEAS SHIPHOLDING GROUP, INC.
 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 6, 2018

To the Stockholders of Overseas Shipholding Group, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Overseas Shipholding Group, Inc. (the “Company” or "OSG"), which will be held in the Conch Room at The Westin Tampa Waterside, 725 S Harbour Island Blvd., Tampa, Florida on Wednesday, June 6, 2018, at 9:00 A.M., Eastern Time (“ET”).

The meeting will be held for the following purposes:

(1)	To elect eight directors, the names of whom are set forth in the accompanying Proxy Statement, to serve until the 2019 Annual Meeting of Stockholders of the Company;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2018;

(3)
To approve, by advisory vote, the compensation of the Named Executive Officers for 2017 (as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in the accompanying Proxy Statement); and

(4) To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on April 12, 2018 are the only stockholders entitled to notice of, and to vote at, the Annual Meeting. The list of stockholders will be open to the examination of stockholders for any purpose germane to the Annual Meeting, during ordinary business hours for a period of ten days prior to the Annual Meeting, at the Company’s offices, 302 Knights Run Avenue, Suite 1200, Tampa, Florida. This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about April 24, 2018.

We are taking advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. If you received a printed copy of the materials, we have enclosed a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the "2017 Form 10-K") with this notice and the accompanying Proxy Statement.

Your vote and that your shares be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your prompt consideration is greatly appreciated.

By order of the Board of Directors,

SUSAN ALLAN
Vice President, General Counsel and Corporate Secretary
Tampa, Florida
April 27, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
 PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON JUNE 6, 2018

The Notice of Annual Meeting of Stockholders of the Company to be held on June 6, 2018, the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders and the 2017 Form 10-K are available at http://ir.osg.com.

i

OVERSEAS SHIPHOLDING GROUP, INC.
302 Knights Run Avenue, Suite 1200
Tampa, FL 33602
 _______________________________________________

PROXY STATEMENT
  _______________________________________________

INFORMATION CONCERNING SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Overseas Shipholding Group, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 6, 2018 at 9:00 a.m. (ET), or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Conch Room at The Westin Tampa Waterside, 725 S Harbour Island Blvd., Tampa, Florida.

Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

Record Date, Shares Outstanding and Voting

Only stockholders of record at the close of business on April 12, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting. The Company has one class of voting securities, its Common Stock (the “Common Stock”), with each share entitled to one vote. As of the Record Date, 78,734,178 shares were outstanding.

All shares represented by an eligible proxy, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted: (1) FOR the election of directors, (2) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018, and (3) FOR the approval, in an advisory vote, of the compensation for 2017 of the executive officers named in the Summary Compensation Table in this Proxy Statement (each, a “Named Executive Officer” and collectively, the “Named Executive Officers” or “NEOs”), as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in this Proxy Statement.

Each of the election of directors, the ratification of the appointment of the Company’s independent registered public accounting firm for 2018, and the advisory vote to approve the compensation of the NEOs requires the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon. If the appointment of the Company’s independent registered public accounting firm for 2018 is not ratified, the Audit Committee will reconsider the appointment and review its future selection of an independent registered public accounting firm. The advisory vote to approve the compensation of the NEOs for 2017 is non-binding, but the Board and the Human Resources and Compensation Committee (the “Compensation Committee”) will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.

Some of the Company’s stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•
Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Limited, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote in person at the Annual Meeting.

•
Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” as discussed below.

If you are not a stockholder of record, please understand that the Company may not know that you are a stockholder, or how many shares you own. As a stockholder of record, you may vote by one of the following four methods:

•
Internet Voting. You may use the Internet as described on the proxy card to vote your shares of Common Stock by giving the Company a proxy. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

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Telephone Voting. You may vote your shares of Common Stock by giving the Company a proxy using the toll–free number listed on the proxy card. The procedure allows you to vote your shares and to confirm that your vote was recorded. Please see your proxy card for specific instructions.

•
Voting By Mail. You may sign, date, and mail your proxy card in the postage-paid envelope provided. This option is available only to those stockholders who have received a paper copy of a proxy card by mail.

•	Voting In Person. You may vote in person at the meeting.

If your shares are held through a broker, bank, trustee or other nominee, you will receive a request for voting instructions with respect to your shares of Common Stock from the broker, bank, trustee or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee or other nominee.

If you hold your shares through a broker, bank, trustee or other nominee and you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your broker, bank, trustee or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares of Common Stock previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

Your vote and that your shares be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person.

To conduct the business of the Annual Meeting, we must have a quorum. The presence in person or by proxy of at least a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted toward fulfillment of quorum requirements. Abstentions and broker non-votes will not be counted in tabulations of the votes cast on any of the proposals presented at the Annual Meeting. A broker non–vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the Annual Meeting in the election of directorsor for the advisory vote to approve the compensation of the NEOs, but will have discretionary authority to vote on the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

As all of these matters are very important to the Company, we urge you to vote your shares by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.

Expenses

The cost of soliciting proxies for the meeting will be borne by the Company. The Company will also reimburse brokers and others who are only record holders of the Company’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

Proposals for 2019 Annual Meeting of Stockholders

Any stockholder who wishes to propose a matter for action at the Company’s next Annual Meeting, including the nomination of a director, must notify the Company in writing, and provide the information required by the Company’s Amended and Restated By–laws, no earlier than 90 days and no later than 60 days prior to April 27, 2019, the first anniversary of this year’s Notice of Annual Meeting. In other words, the notice and such information must be received no earlier than March 8, 2019, and no later than April 7, 2019. Stockholders can obtain a copy of the By-laws by writing the Corporate Secretary at the following address: Corporate Secretary, Overseas Shipholding Group, Inc., 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602.

____________________________________________________________

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN OTHER BENEFICIAL OWNERS

The tables below set forth certain beneficial ownership information with respect to the Company's director nominees, executive officers, and each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. The information with respect to beneficial ownership by the identified stockholders was prepared based on information supplied by such stockholders in their filings with the SEC. Except as disclosed in the notes to these tables and subject to applicable community property laws, the Company believes that each beneficial owner identified in the table possesses sole voting and investment power over all Common Stock shown as beneficially owned by the beneficial owner.

Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. Those rules generally provide that a person is the beneficial owner of shares if such person has or shares the power to vote or direct the voting of shares, or to dispose or direct the disposition of shares or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days are included as outstanding and beneficially owned for that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. In some cases, the Company believes that foreign ownership or other restrictions may limit the ability of warrant holders to exercise warrants they hold, meaning that such persons may not be required to report share ownership as they would not be entitled to receive the underlying shares of Common Stock. The percentage of beneficial ownership is based on 78,733,688 shares of the Company’s Common Stock outstanding as of the Measurement Date (April 6, 2018). On the Measurement Date, there were 50,272,211 warrants (exercisable for 9,551,720 shares of Common Stock) that were not included in that calculation (other than to the extent set forth with respect to any individual stockholder below).

Directors and Executive Officers

The table below sets forth information as to the Company's director nominees and executive officers, and includes the amount and percentage of the Company’s Common Stock of which each director nominee, each NEO, and all director nominees and executive officers as a group, was the “beneficial owner” (as defined in regulations of the SEC) on the Measurement Date, all as reported to the Company. The address of each person identified below as of the date of this Proxy Statement is c/o Overseas Shipholding Group, Inc., 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602.

	Shares of Common Stock Beneficially Owned(1)
Name	Number		Percentage Beneficially Owned
Directors/Nominees
Douglas D. Wheat	33,885		*
Timothy J. Bernlohr**	19,888		*
Joseph I. Kronsberg	—	(2)	*
Anja L. Manuel	—		*
Samuel H. Norton	1,004,959	(3)	1.27%
John P. Reddy	—		*
Julie E. Silcock	—		*
Ronald Steger**	19,888		*
Gary E. Taylor	19,888		*
Ty E. Wallach	—	(4)	*

	Shares of Common Stock Beneficially Owned(1)
Name	Number	Percentage Beneficially Owned
Other Named Executive Officers
Richard Trueblood	25,000	*
Patrick J. O’Halloran	35,910	*
Damon M. Mote	35,824	*
Susan Allan	9,828	*
Christopher W. Wolf***	—	*
All Directors/Nominees and Executive Officers as a Group (15 persons)	1,205,070	1.53%

__________________________________

* Less than 1%
** Mr. Bernlohr and Mr. Steger are current directors but are not standing for re-election.
*** Mr. Wolf's stock grants were forfeited when he resigned from the Company in June 2017.

(1)	Includes shares of Common Stock issuable within 60 days of the Measurement Date upon the exercise of options or warrants owned by the indicated stockholders on that date.

(2)
Mr. Kronsberg is an employee of Cyrus Capital Partners, L.P. (“CCP”) which beneficially owns 12,024,997 shares of Common Stock, including 37,300 shares which were granted by the Company to CCP under the Company’s non-Employee Director Incentive Compensation Plan in 2017. The grant was made to CCP pursuant to agreements between CCP and Mr. Kronsberg under which CCP is required to receive all compensation in connection with Mr. Kronsberg’s directorship. Mr. Kronsberg disclaims beneficial ownership of all Company securities held by CCP except to the extent of his pecuniary interest therein, if any.

(3)	Includes options that vested immediately for 494,118 shares of Common Stock.

(4)
Mr. Wallach is a Partner at Paulson and a Co-Portfolio Manager at Paulson’s credit funds. Paulson is the investment manager of certain funds and accounts which beneficially own 10,236,431 shares of Common Stock. Mr. Wallach disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, if any.

Other Beneficial Owners

The following table sets forth information as of the Measurement Date (except as otherwise noted) with respect to persons known by us to be the beneficial owners of more than 5% of Common Stock, based solely on the information reported by such persons in their Schedule 13D and 13G filings with the SEC. For each entity included in the table below, percentage ownership is calculated by dividing the number of shares reported as beneficially owned by such entity by the number of shares of Common Stock outstanding as of the Measurement Date, as reported to the Company and the SEC.

	Shares of Common Stock Beneficially Owned*(1)
Name	Number	Percentage Beneficially Owned
BlueMountain Funds (2)	9,142,048	11.61%
Cyrus Capital Partners, L.P. (3)	12,024,997	15.27%
Paulson & Co. Inc (4)	10,236,431	13.00%

*	Unless otherwise stated in the notes to this table, the share and percentage ownership information presented is as of the Measurement Date.

(1)
Includes shares of Common Stock underlying all warrants owned by such person (at the Measurement Date stock exercise ratio of 0.19 shares for every warrant), owned by such person, and assumes gross exercise of warrants without withholding of any shares pursuant to the cashless exercise procedures of the warrants. The warrants are immediately exercisable, but may only be exercised with the Company’s consent and are subject to certain citizenship rules and limitations on exercise, sale, transfer or other disposition.

(2)
Based on an amendment to a Schedule 13D filed on February 15, 2018 with the SEC by the BlueMountain Funds (as defined below) with respect to beneficial ownership, shared voting power and shared dispositive power of (i) 9,142,048 shares by BlueMountain Capital Management, LLC (“Investment Manager”), (ii) 9,142,048 shares by BlueMountain GP Holdings, LLC (“GP Holdings”), (iii) 9,142,048 shares by BlueMountain Nautical LLC (“Nautical”), (iv) 9,142,048 shares by BlueMountain Guadalupe Peak Fund L.P. (“Guadalupe”), and (v) 9,142,048 shares by BlueMountain Long/Short Credit GP, LLC (“General Partner”, and together with Investment Manager, GP Holdings, Nautical and Guadalupe, the "BlueMountain Funds"). The principal business of: (i) each of Nautical and Guadalupe is to serve as a private investment fund; (ii) the General Partner is to serve as the general partner of Guadalupe and certain other private funds for which the Investment Manager serves as investment manager; (iii) GP Holdings is to serve as the sole owner of the General Partner and a number of other entities which act as the general partner of private investment funds for which the Investment Manager serves as investment manager (including Guadalupe); and (iv) the Investment Manager is to serve as investment manager to a number of private investment funds (including Guadalupe), to serve as non-member manager of Nautical and to make investment decisions on behalf of such entities. The business address of Nautical, Guadalupe, the General Partner, Investment Manager and GP Holdings is 280 Park Avenue, 12th Floor, New York, New York 10017.

(3)
Based on a Form 4 filed on June 24, 2016 and an amendment to a Schedule 13D filed on June 23, 2016 with the SEC by Cyrus Capital Partners, L.P. (“CCP”) with respect to beneficial ownership, shared voting power and shared dispositive power of 12,024,997 shares by each of CCP and Cyrus Capital Partners GP, L.L.C. (“CCPGP”) of which 2,636,376 shares are obtainable upon the exercise of 13,851,382 warrants. As the (i) principal of CCP and (ii) principal of CCPGP., the general partner of CCP, Stephen C. Freidheim (“Freidheim”) may be deemed the beneficial owner of 12,016,565 shares of Class A Common Stock. The address of each of CCP, CCPGP and Freidheim is 399 Park Avenue, 39th Floor, New York, NY 10022.

(4)
Based on a Form 4 filed on December 1, 2017 and an amendment to a Schedule 13D filed on July 6, 2017 with the SEC by Paulson & Co. Inc. ("Paulson") with respect to beneficial ownership of 10,236,431 shares by Paulson. Paulson is the investment advisor, or manager, of PCO Shipping LLC and certain separately managed accounts (collectively, the “Paulson Accounts”). The address of Paulson and the Paulson Accounts is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, 50th Floor, New York, NY 10020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
STOCKHOLDER MATTERS

The following table provides information as of December 31, 2017 with respect to the Company’s equity compensation plans, which have been approved by the Company’s stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)*
Equity compensation plans approved by security holders	371,893	5.27	5,049,539

* Consists of 3,886,753 Common Stock shares eligible to be granted under the Company’s Management Incentive Compensation Plan (the "Management Plan") and 1,162,786 shares under the Non-Employee Director Incentive Compensation Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than ten percent (10%) of the Company’s Common Stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Directors, executive officers and beneficial owners of more than 10% of the common stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based solely upon a review of these reports received by the Company for 2017 and any written representations from reporting persons, all such reports were filed on a timely basis in 2016 except that Paulson filed a report on July 6, 2017 reflecting trades made on June 9, 13 and 14, 2017.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Company’s directors and senior management remain the most important safeguards in quality corporate governance. The Corporate Governance Guidelines are posted on the Company’s website, www.osg.com, and are available in print upon request of the Company. The website and the information contained on that site, or connected to that site, are not incorporated by reference in this proxy statement. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which the director is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.

Board Leadership Structure. The Corporate Governance Guidelines provide that the Board selects the Chief Executive Officer (“CEO”) of the Company and may select a Chairman of the Board (the “Chairman”) in the manner it considers in the best interests of the Company. The Guidelines provide that the Chairman may be a non-management director or the CEO.

The Company currently separates the role of CEO and Chairman. The CEO and the Chairman are in frequent contact with one another and with senior management of the Company. They provide advice and recommendations to the full Board for its consideration. They each review in advance the schedule of Board and committee meetings and establish the agenda for each Board meeting in order to ensure that the interests and requirements of the stockholders, the directors and other stakeholders are appropriately addressed. The Board believes that the existing leadership structure, with the current individuals in their positions, is in the best interests of stockholders.

The Board, primarily through its Corporate Governance and Risk Assessment Committee, ("Governance Committee"), periodically reviews the Company’s leadership structure to determine if it remains appropriate in light of the Company’s specific circumstances and needs, current corporate governance standards, market practices and other factors the Board considers relevant. The Board retains the right to combine the CEO and Chairman roles in the future if it determines that such a combination would be in the best interests of the Company and its stockholders.

Independence. Under the Corporate Governance Guidelines, which incorporate the standards established by the NYSE, the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, all of the nominees other than Mr. Samuel H. Norton have been determined to be independent under the Corporate Governance Guidelines for purposes of service on the Board because no relationship was identified that would automatically bar any of them from being characterized as independent, and any relationships identified were not so material as to impair their independence. The Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director from being independent. See “Related Party Transactions” below.

Executive Sessions of the Board. To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the time of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the non-executive Chairman of the Board chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.

Board Oversight of Risk Management. While the responsibility for management of the Company’s material risks lies with management of the Company, the Board provides oversight of risk management, directly and indirectly, through its committee structure. The Board performs this oversight role by using several different levels of review. The Board and the Governance Committee receive regular reports from key members of management responsible for specified areas of material non-financial risk to the Company. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

At the committee level, the Audit Committee regularly reviews the financial statements and financial and other internal controls. Further, the Audit Committee meets in private sessions individually with certain members of management and with representatives of the independent registered public accounting firm at the conclusion of every regularly scheduled meeting, where aspects of financial risk management are discussed as necessary. The Governance Committee manages risk associated with Board independence, corporate governance and potential conflicts of interest as well as oversight over non-financial risk assessments associated with the Company’s operations. The Human Resources and Compensation Committee ("Compensation Committee") annually reviews executive compensation policies and practices and employee benefits, and associated risks. Both the Audit Committee and theCompensation Committee also rely on the advice and counsel of the Company’s independent registered public accountants and independent compensation consultants, respectively, to raise awareness of any risk issues that may arise during their regular review of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

Managing risk is an ongoing process inherent in all decisions made by management. The Company has an enterprise risk management program that is designed to ensure that risks are taken knowingly and purposefully. Management is responsible for assessing all the risks and related mitigation strategies for all material projects and initiatives of the Company prior to being submitted for consideration by the Board.

Meetings of the Board. The Board held 5 meetings during 2017. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member.

Annual Meetings of Stockholders. Directors are not required, but are strongly encouraged, to attend the Annual Meeting of Stockholders in person or telephonically. All of the directors of the Company except Mr. Chad Valerio attended the Annual Meeting of Stockholders in 2017.

Communications with Board Members. Interested parties, including stockholders, may communicate with any director, with the nonexecutive Chairman of the Board or with the non-management directors as a group by sending a letter to the attention of such director, the nonexecutive Chairman of the Board or such non-management directors as a group, as the case may be, in care of the Company’s Corporate Secretary, 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors and provides any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.

Code of Business Conduct and Ethics. The Company has adopted a code of business conduct and ethics which is an integral part of the Company’s business conduct compliance program and embodies the commitment of the Company and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Ethics applies to all of the Company’s officers, directors and employees. Each is responsible for understanding and complying with the Code of Business Conduct and Ethics. The Company also has an Insider Trading Policy which prohibits the Company’s directors and employees from purchasing or selling securities of the Company while in possession of material nonpublic information or otherwise using such information for their personal benefit. The Insider Trading Policy also prohibits the Company’s directors and employees from hedging their ownership of securities of the Company. In addition, the Company has an Anti-Bribery and Corruption Policy which memorializes the Company’s commitment to adhere faithfully to both the letter and spirit of all applicable anti-bribery legislation in the conduct of the Company’s business activities worldwide. The Code of Business Conduct and Ethics, the Insider Trading Policy and the Anti-Bribery and Corruption Policy are posted on the Company’s website, www.osg.com, and are available in print upon request. The website and the information contained on that site, or connected to that site, are not incorporated by reference in this Proxy Statement.

Other Directorships and Significant Activities. The Company values the experience directors bring from other boards of directors on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. The Corporate Governance Guidelines provide that non-management directors refrain from serving on the boards of directors of more than four publicly-traded companies (other than the Company or a company in which the Company has a significant equity interest) absent special circumstances. A member of the Audit Committee may not serve on more than two other audit committees of publicly-traded companies.

The Corporate Governance Guidelines require the CEO and other members of senior management, whether or not they are members of the Board, to receive the approval of the Governance Committee before accepting outside board membership. The Corporate Governance Guidelines prohibit the CEO from serving on the board of directors of more than one publicly-traded company (other than the Company or a company in which the Company has a significant equity interest).

If a director’s principal occupation or business association changes substantially during the director’s tenure as a member of the Board, that director is required by the Corporate Governance Guidelines to inform the Chairman of the Governance Committee of the change and offer to resign from the Board. In such case, such Committee must recommend to the Board the action, if any, to be taken with respect to the offer of resignation, taking into account the appropriateness of continued Board membership.

Related Party Transactions

Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. The Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to disclose fully all the relevant facts to the Company’s legal department. In addition to this reporting requirement, to identify related party transactions, each year the Company submits and requires its directors and executive officers to complete questionnaires identifying any transactions with the Company in which the director or officer has an interest. Management and the legal department carefully review the terms of all related party transactions. Management reports to the Board on all proposed related party transactions with directors and executive officers. Upon the presentation of a proposed related party transaction to the Board, the related party (if such related party is a director) is excused from participation and voting on the matter. In deciding whether to approve the related party transaction, the Board determines whether the transaction is on terms that could be obtained in an arm’s length transaction with an unrelated third party. If the related party transaction is not on such terms, it will not be approved. There were no reportable related party transactions in 2017.

Committees

The Company has three standing committees of its Board: the Audit Committee, the Governance Committee, and the Compensation Committee. Each of these committees has a charter that is posted on the Company’s website and is available in print upon request.

Audit Committee. The Audit Committee is required to have no fewer than three members all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2017, the Committee consisted of Messrs. Ronald Steger (Chair), Timothy J. Bernlohr (from his appointment in July 2017), and Gary Eugene Taylor. The Board affirmatively determined that each member of the committee was independent and determined that Mr. Bernlohr and Mr. Steger are audit committee financial experts and that Mr. Taylor is financially literate, as defined by rules of the SEC and NYSE. The Audit Committee met ten times in 2017.

The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and the Company’s independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied, and the oversight of financial risk assessments associated with the Company’s operations. As part of its duties, the Committee retains the Company’s independent registered public accounting firm, subject to stockholder ratification (though the stockholder vote is not binding on the Committee, and the Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and its stockholders).

The Audit Committee maintains direct responsibility for the compensation and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Committee has established policies and procedures for the pre-approval of all services provided by the Company’s independent registered public accounting firm.

Corporate Governance and Risk Assessment Committee. The Governance Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2017, the Committee consisted of Ronald Steger (Chair until Anja L. Manuel's appointment in July 2017), Gary Eugene Taylor, and Anja L. Manuel (from her appointment in July 2017). The Board affirmatively determined that each member of the committee was independent. The Committee met five times in 2017.

The Governance Committee assists the Board by identifying and recommending individuals qualified to become Board members to the Board for nomination at the next annual stockholder meeting. It develops and recommends to the Board the establishment of the Company’s corporate governance guidelines, and it provides oversight over non-financial risk assessments associated with the Company’s operations. The Committee’s risk assessment responsibilities include oversight of the Company’s quality of services and its vessels’ adherence to environmental and regulatory requirements. As part of its duties, the Committee also aids the Board by providing an annual review of the Board performance.

The Governance Committee evaluates prospective nominees who are identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.

The Governance Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, international background and life experiences:

•	judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Company’s business;

•	status as “independent” or an “audit committee financial expert” or “financially literate” as defined by the NYSE or the SEC;

•
high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Company operates, and, if the candidate is an existing member of the Board, any change in the member’s principal occupation or business associations;

•	absence of conflicts of interest with the Company;

•	status as a U.S. citizen for compliance with the Jones Act; and

•	ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.

As part of its annual assessment of Board size, structure and composition, the Governance Committee evaluates the extent to which the Board as a whole satisfies the foregoing criteria. The Committee believes that the current nominees have the requisite character, integrity, expertise, skills, and knowledge to oversee the Company’s business in the best interests of the Company’s stockholders.

All the director nominees named in this Proxy Statement have been evaluated under the criteria set forth above and recommended by the Governance Committee to the full Board for election by stockholders at the Annual Meeting. The entire Board recommends that stockholders elect all nominees. With the exception of Ms. Julie Silcock and Mr. John P. Reddy, all nominees for election at the Annual Meeting were previously elected to the Board by the stockholders at the Annual Meeting of Stockholders in 2017. Both of the new nominees were introduced by current members of our Board. Ms. Silcock was introduced as a candidate by Mr. Wheat, and Mr. Reddy was introduced by Mr. Taylor.

A stockholder may recommend a person as a nominee for director by writing to the Corporate Secretary of the Company. Recommendations must be received by December 31, 2018 in order for a candidate to be considered for election at the 2019 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

Human Resources and Compensation Committee. The Compensation Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2017, the Committee consisted of Timothy J. Bernlohr (Chair), Gary Eugene Taylor, and Ty E. Wallach. The Board affirmatively determined that each member of the committee was independent. The Committee met six times in 2017. The Committee meets frequently in executive session, without any members of management present.

The Compensation Committee establishes, oversees, and carries out the Company’s compensation philosophy and strategy. It implements the Board responsibilities relating to compensation of the Company’s executive officers, and ensures that the Company’s officers and senior executives are compensated in a manner consistent with the Company’s philosophy and competitive with its peers. As part of its duties, it monitors and oversees the preparation of the Company’s annual Compensation Discussion and Analysis for inclusion in the annual proxy statement, prepares an annual report on executive compensation, and provides guidance with respect to other compensation matters including recommendations for the CEO and the other NEOs.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, no member of the Compensation Committee was an officer or employee of the Company or was formerly an officer of the Company. None of the Company’s executive officers served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal 2017.

DIRECTOR COMPENSATION

For 2017, the following sets forth the annual cash retainers for the Company's non-employee directors, except as noted below:

Board Position	Annual Retainer
Board membership fee (non-management directors only)	$80,000
Board Chair	$172,000
Audit Committee Chair	$20,000
Audit Committee member	$10,000
Compensation Committee Chair	$20,000
Compensation Committee member	$10,000
Nominating and Governance Committee Chair	$13,000
Other Nominating and Governance Committee member	$6,500

No director received any additional fee for attending any Board or committee meeting. The Company reimburses directors for their reasonable travel and lodging expenses in attending Board and Board committee meetings. All directors’ cash compensation is payable quarterly in advance.

Under the Overseas Shipholding Group, Inc. Non-Employee Director Incentive Compensation Plan (the "Director Plan"), the Board has discretion to grant various types of equity-based awards to directors. Time-based grants were made under the Director Plan to those who were serving as non-employee directors, except as noted below, at the time the grants were made on June 22, 2016 and on June 6, 2017.

The following table shows the total compensation paid to the Company’s non-employee directors during 2017:

Name	Fees earned or Paid in Cash ($)(1)	Stock Awards ($) FMV	Total ($)
Timothy J. Bernlohr	105,000	100,000 (2)(3)	205,000
Joseph I. Kronsberg(4)	80,000	100,000 (2)(3)	180,000
Anja Manuel(5)	46,500	100,000 (3)	46,500
Ronald Steger	104,750	100,000 (2)(3)	204,750
Gary Eugene Taylor	106,500	100,000 (2)(3)	206,500
Ty E. Wallach(6)	—	—	—
Douglas D. Wheat	172,000	180,000 (2)(3)	352,000
Chad L. Valerio (7)	40,000	100,000 (2)	140,000
Gregory A. Wright (7)	53,250	100,000 (2)	153,250

(1)	Consists of annual retainers for Board and Committee service.

(2)
The grants made on June 22, 2016 in each case vested on June 6, 2017. Mr. Wheat's grant of 15,177 shares of Common Stock had a fair market value of $180,000 on the date of grant. Each other non-employee director (except for Mr. Wallach) received a grant of 8,432 shares of Common Stock with a fair market value of $100,000 on the date of grant.

(3)
The grants made on June 6, 2017 were of time-based RSUs, and are scheduled to vest on June 6, 2018, subject to the continued service of each grantee. Mr. Wheat's grant of 67,200 shares of Common Stock had a fair market value of $180,000 on the date of grant. Each other non-employee director (except for Mr. Wallach) received a grant of 37,300 shares of Common Stock with a fair market value of $100,000 on the date of grant.

(4)	In accordance with Mr. Kronsberg’s instruction, all compensation for his service as a director was paid to his employer, Cyrus Capital Partners, in 2017.

(5)	Ms. Manuel joined the Board in June 2017.

(6)	Mr. Wallach agreed to waive all compensation for his service as a director for 2017.

(7)	Mr. Valerio and Mr. Wright did not stand for re-election to the Board in June 2017.

Director Stock Ownership Guidelines

The Company encourages stock ownership by directors in order to align interests of directors with the long-term interests of the Company’s stockholders. To further stock ownership by directors, the Board believes that regular grants of equity compensation should be a significant component of director compensation.

The Board has in place stock ownership guidelines for non-employee directors. Under the stock ownership guidelines, each non-employee director is expected within five years of becoming a director to own shares of the Company’s common stock whose market value would equal at least three times his annual cash base retainer.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The nominees for election at the forthcoming meeting are listed below. The nominees listed below were selected by the Board upon the recommendation of the Governance Committee. Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve until the 2019 Annual Meeting of Stockholders of the Company and until their successors are elected and qualify.

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since
Douglas D. Wheat (67)
Mr. Wheat has served as Chairman of the Board of the Company since December 2014. He is currently the Managing Partner of Wheat Investments, a private investment firm. From 2007 to 2016, he was the founding and Managing Partner of the private equity company Southlake Equity Group. From 1992 until 2006, Mr. Wheat was President of Haas Wheat & Partners. Prior to the formation of Haas Wheat, Mr. Wheat was a founding member of the merchant banking group at Donaldson, Lufkin & Jenrette where he specialized in leveraged buyout financing. From 1974 to 1984, Mr. Wheat practiced corporate and securities law in Dallas, Texas. Mr. Wheat is currently the Chairman of the Board of Directors of International Seaways, Inc. (a former wholly-owned subsidiary of the Company) and is also the Chairman of the Board of Directors of AMN Healthcare Services, Inc. (“AMN”). He has been a director of AMN since 1999, becoming Chairman in 2007. He previously served as Vice Chairman of Dex Media, Inc. and as Chairman of SuperMedia prior to its merger with Dex One. Mr. Wheat has also previously served as a member of the Board of Directors of several other companies including among others: Playtex Products (of which he also served as Chairman); Dr Pepper/Seven-Up Companies, Inc.; Dr Pepper Bottling of the Southwest, Inc.; Walls Industries, Inc.; Alliance Imaging, Inc.; Thermadyne Industries, Inc.; Sybron International Corporation; Nebraska Book Corporation; ALC Communications Corporation; Mother’s Cookies, Inc.; and Stella Cheese Company. Mr. Wheat received both his Juris Doctor and Bachelor of Science degrees from the University of Kansas. Mr. Wheat’s finance and legal expertise and experience serving on numerous boards of directors make him a valuable asset to the Board.
2014
Joseph I. Kronsberg (35)
Mr. Kronsberg has served in various roles at Cyrus Capital Partners, L.P. since 2006, and he is currently a Partner responsible for certain investments in the financial, shipping and energy sectors. Previously, Mr. Kronsberg worked at Greenhill & Co. as a generalist in its Mergers & Acquisitions and Restructuring departments. He currently serves as a Director of International Seaways, Inc. (a former wholly-owned subsidiary of the Company). Mr. Kronsberg has a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania where he graduated summa cum laude. Mr. Kronsberg’s financial expertise and experience in investment management make him a valuable asset to the Board.
2015

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since
Anja L. Manuel (43)
Since 2009, Ms. Manuel has served as a founding partner at RiceHadleyGates, LLC, with Condoleezza Rice, Stephen Hadley, and Robert Gates. The firm works with senior executives of major companies to evaluate strategic and political risk, and expand in emerging markets.  She served as Special Assistant to the Under-Secretary for Political Affairs at the U.S. Department of State from 2005 – 2007. Ms. Manuel was an attorney at Wilmer-Hale specializing in international and Supreme Court litigation, and governance issues such as anti- corruption matters and Congressional investigations from 2001-2005, and also from 2007 to 2009. Early in her career she was an investment banker at Salomon Brothers. She currently serves on the Board of Directors and the Risk and Governance Committee for Ripple, Inc. and on the Board of Advisors for Flexport, Inc. and Synapse, Inc., as well as several non-profit boards. Simon & Schuster recently published her book on India and China. She graduated cum laude from Harvard Law School and holds BA and MA degrees with distinction from Stanford University. Her extensive experience in government relations and governance makes her a valuable asset to the Board.
2017
Samuel H. Norton (59)
Mr. Norton was appointed Chief Executive Officer and President of the Company in December 2016. Prior to this appointment, he served as Senior Vice President and President and Chief Executive Officer of the Company’s U.S. Flag Strategic Business Unit since July 2016. Mr. Norton served as a non-executive Director on OSG's Board from August 2014 to July of 2016. Prior to joining OSG, in 2006 Mr. Norton co-founded SeaChange Maritime, LLC, an owner and operator of container ships, and served as its Chairman and Chief Executive Officer. Mr. Norton spent the seventeen-year period ended July 2005 as a senior executive officer at Tanker Pacific Management (Singapore) Pte. Ltd. In 1995, Mr. Norton initiated and led the entry of the Sammy Ofer Group into the container segment, and acquired and operated the first container vessels in the group’s fleet. While at Tanker Pacific, Mr. Norton also conceived and started a related business, Tanker Pacific Offshore Terminals, which owns and operates a fleet of floating, offshore oil storage terminals. Prior to joining the Ofer group, Mr. Norton played a lead role in the Asian distressed assets group of the First National Bank of Boston, a position which acquainted him with the shipping industry and the Ofer family. Mr. Norton holds a Bachelor of Arts in Chinese Language and Literature from Dartmouth College where he graduated in 1981. Mr. Norton’s substantial experience in the shipping industry makes him a valuable asset to the Board.
2014
John P. Reddy (65)
Mr. Reddy is currently a business consultant and private investor. From 2009 until March 2017, he served as the Chief Financial Officer of Spectra Energy Corporation, a premier owner and operator of pipeline and midstream energy assets. Prior to that, he served as Senior Vice President and Chief Financial Officer of Atmos Energy Corporation, the nation’s largest natural gas-only distributor, and in various financial roles with Pacific Enterprises Corporation. He serves on the audit committee of Hess Midstream Partners and chairs the conflicts committee. Mr. Reddy has also served on the board of directors of DCP Midstream, LLC (2009 - Feb. 2017) and as a member of Paragon Offshore Plc’s board from July 2014 through June 2017. Mr. Reddy is a graduate of the University of California at Los Angeles and holds an MBA from the University of Southern California. Mr. Reddy's extensive experience in the energy sector, financial expertise, as well as service on the board of other publicly traded companies qualify him for election to the Board.

new nominee

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since
Julie E. Silcock (62)
Ms. Silcock joined Houlihan Lokey in 2009 where she co-heads the Southwest Investment Banking franchise. Previously, Ms. Silcock was the Founder, Managing Director, and Head of Southwest Investment Banking for Citigroup Global Markets Inc. from 2000 to early 2009, and, she was a Managing Director with Donaldson, Lufkin & Jenrette's Investment Banking Practice from 1997 to 2000. Prior to this she was a Senior Managing Director at Bear Stearns & Co. for eight years and began her career at Credit Suisse Group in New York in the Mergers and Acquisitions Group.  Ms. Silcock graduated cum laude with a B.A. from Princeton University and earned an MBA from the Stanford Graduate School of Business. She serves on the Board of the United States Ski and Snowboard Association and was formerly on the Board of Mesa Airlines, a publicly traded company, and on the Board of Greenhunter Energy, a publicly traded water reclamation company. Ms. Silcock’s extensive experience in equity and debt capital market transactions and in mergers and acquisitions, as well as her service on the boards of publicly traded companies qualify her for election to the Board.
new nominee
Gary Eugene Taylor (64)
Mr. Taylor is a former member of the U.S. Congress, having served for 21 years until January 2011. Mr. Taylor served as a senior member of the House Armed Services Committee and most recently as Chairman of the Seapower Subcommittee, providing oversight of expenditures for Navy and Marine Corps programs. As Chairman, Mr. Taylor worked with senior Navy leadership to develop a 30-year shipbuilding plan. As a member of the Merchant Marine Committee, Mr. Taylor helped guide passage of the Oil Pollution Act of 1990, the U.S. law that regulates the shipment of petroleum products in U.S. waters. Mr. Taylor also served as a senior member of the House Transportation and Infrastructure Committee. He co-chaired the Shipbuilding Caucus, the Coast Guard Caucus, the National Guard and Reserve Caucus and the Expeditionary Warfare Caucus. After leaving Congress, Mr. Taylor worked on business development for E.N. Bisso in the ship assist business on the Mississippi River. From September 2011 until December 2013, Mr. Taylor served as a consultant for Navistar Defense on the Mine Resistant Ambush Protected vehicle program. Mr. Taylor has served as a Commissioner on the Hancock County Port and Harbor Commission since June 2012, providing oversight for the Port Bienville Industrial Park and Stennis International Airport in Hancock County, Mississippi. He is a graduate of Tulane University. Mr. Taylor’s extensive expertise in shipping regulation makes him a valuable asset to the Board.
2014
Ty E. Wallach (46)
Mr. Wallach is a Partner at Paulson & Co. Inc. (“Paulson”) and a CoPortfolio Manager at Paulson’s credit funds. Since joining Paulson in 2008, he has led numerous investments in the debt and equity of distressed and leveraged companies. Prior to joining Paulson, Mr. Wallach was a partner and Managing Director at Oak Hill Advisors, serving most recently as Co-Head of European Investments. He currently serves on the board of directors of International Seaways, Inc. (a former wholly-owned subsidiary of the Company), as well as on the boards of two non-profit organizations, Focus for a Future Inc. and New Heights Youth, Inc. Mr. Wallach is a graduate of Princeton University. Mr. Wallach’s substantial financial and investment experience make him a valuable asset to the Board.
2015

The Board recommends a vote “FOR” the election of each of the nominees for director named in this Proxy Statement.

AUDIT COMMITTEE REPORT

Management has primary responsibility for preparing the consolidated financial statements of the Company, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States (“U.S. GAAS”) and the effectiveness of the Company’s internal control over financial reporting based on criteria established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board. The Board has adopted a written Audit Committee Charter describing the Audit Committee’s role and responsibilities, which is posted on the Company’s website at www.osg.com.

In fulfilling its oversight responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm and held discussions concerning the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the adequacy and clarity of disclosures in the consolidated financial statements to be included in the Company’s 2017 Form 10-K. Management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed such consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standards.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the Company’s independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm their independence from the Company and management, and considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, the Audit Committee’s review of the representations of management, the certifications of the Company’s chief executive officer and chief financial officer which are required by the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002, and the reports, letters and other communications of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited consolidated financial statements be included in the 2017 Form 10-K for filing with the SEC.

By the Audit Committee:

Ronald Steger, Chairman
Timothy J. Bernlohr
Gary Eugene Taylor

RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)

Ernst and Young LLP, certified public accountants ("EY"), served as our independent registered public accounting firm for the year ended December 31, 2017 and are continuing to serve in 2018. Prior to this, PricewaterhouseCoopers LLP ("PWC") served as our independent registered public accounting firm. After conducting a comprehensive and competitive process, in April 2017, the Audit Committee approved EY's engagement.

The Audit Committee conducted a comprehensive, competitive process to determine our independent registered public accounting firm for our fiscal year ending December 31, 2017. The Audit Committee considered, among other things, external auditor capability, effectiveness and efficiency of audit services, and appropriateness of fees in the context of audit scope. The Audit Committee invited several accounting firms to participate in the process, including PwC. On April 10, 2017, the Audit Committee approved the engagement of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2017 and the dismissal of PwC. The dismissal of PwC as the Company’s independent registered public accounting firm did not result from any dissatisfaction with the quality of professional services rendered by PwC. PwC’s audit reports on our consolidated financial statements as of and for the fiscal year ended December 31, 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of PwC on the effectiveness of internal control over financial reporting as of December 31, 2016 did not contain an adverse opinion, nor were they qualified or modified. During the fiscal year ended December 31, 2016, and the subsequent interim period through April 10, 2017, there were (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In deciding to engage EY in 2017 and 2018, the Audit Committee reviewed auditor independence and existing commercial relationships with EY, and concluded that EY has no commercial relationship with the Company that would impair its independence. During the fiscal year ended December 31, 2017, neither the Company nor anyone acting on its behalf has consulted with EY on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Stockholder ratification of the appointment of EY as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the appointment of EY to the stockholders for ratification as a matter of good corporate practice. If the appointment is not ratified by stockholders, the Audit Committee at its discretion will reconsider its selection of EY as our independent registered public accounting firm. Even if the appointment of EY is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered certified public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

A representative of EY is expected to attend the Annual Meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

Audit Fees. Audit fees incurred by us to EY were $857,000 in 2017. Audit fees include fees for professional services rendered for the audit of our annual financial statements; the review of the financial statements included in our Forms 10-Q for the respective quarters in the years ended December 31, 2017; Sarbanes-Oxley Section 404 attestation procedures; expenses incurred related to the performance of the services noted above; financial audits and reviews for certain of the Company’s subsidiaries and services associated with documents filed with the SEC.

All Other Fees. Total other fees incurred by us to EY were $32,000 in 2017 related to agreed-upon procedures for American Tanker, Inc. and access to EY GAAIT US technical guidance.

The Audit Committee considered whether the provision of services described above under “All Other Fees” were compatible with maintaining EY’s independence. The Company does not believe that any reasonable concerns about the objectivity of EY in conducting the audit of the Company’s financial statements are raised as a result of the fees paid for non-audit-related services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. All fees have been approved by the Audit Committee in accordance with these policies and procedures.

The Audit Committee and the Board of Directors recommend a vote “FOR” such ratification.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation program for 2017 for individuals who served as executive officers and who are listed in the Summary Compensation Table in this section (collectively, the “Named Executive Officers” or “NEOs”). Our NEOs for 2017 are:

•	Samuel H. Norton, President, Chief Executive Officer and Director

•	Richard L. Trueblood, Vice President and Chief Financial Officer

•	Patrick J. O’Halloran, Vice President and Chief Operations Officer

•	Damon M. Mote, Vice President and Chief Administrative Officer
•Susan Allan, Vice President, General Counsel and Corporate Secretary

•	Christopher W. Wolf, former Senior Vice President and Chief Financial Officer

The CD&A describes our compensation philosophy, the objectives of the executive compensation program and policies, the elements of the compensation program and how each element fits into our overall compensation philosophy and strategy. The Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) is responsible for overseeing the compensation arrangements applicable to all of our executive officers, as well as any related employment agreements, which are described under the heading, “Employment Agreements with the Named Executive Officers”.

2017 Performance

We have a strong and measurable pay for performance philosophy. Accordingly, it is important to understand our operational and financial performance in fiscal year 2017 which includes:

•	Income from continuing operations for 2017 was $56.0 million, or $0.64 per diluted share, compared with a loss of $1.1 million, or $0.01 per diluted share for 2016.

•	Shipping revenues for 2017 were $390.4 million, down 16% when compared with the same period in 2016.

•	Time charter equivalent (TCE) revenues, a non-GAAP measure, for 2017 were $361.0 million, down 19% when compared with the same period in 2016.

•	Adjusted EBITDA for 2017, a non-GAAP measure*, was $111.1 million, down 37% from $176.2 million in the same period in 2016.

•	Total cash was $166.3 million as of December 31, 2017.

*Please refer to "Item 7 Management's Discussion & Analysis - Results from Vessel Operations" section of our Annual Report on Form 10-K, filed on March 12, 2018, for a reconciliation of TCE revenues to the most directly comparable U.S. GAAP financial measures.

Say on Pay Results

At our 2017 annual meeting of stockholders, 77.29% of the stockholders who voted on the say-on-pay proposal were in favor of our executive compensation program. In considering these results, the Compensation Committee noted that a report from Institutional Shareholder Services ("ISS") had recommended a vote against the Company's say-on-pay proposal due to the fact that the employment agreement with Samuel Norton, the Company's Chief Executive Officer, contains a single-trigger change of control payment. The Committee believes it is relevant to point out that this payment decreases in value in July 2018 and expires in July 2019. The Committee also acknowledges the support received from our stockholders in light of this particular provision and views the results as a confirmation of the Company’s existing executive compensation policies and decisions.

The Compensation Committee will continue to evaluate our compensation program and plans, making adjustments as necessary, to ensure that our compensation program is consistent with, and supportive of, our compensation philosophy and strategy.

At the 2018 annual meeting of stockholders, we will again hold an annual advisory vote to approve executive compensation. Through the say-when-on-pay vote held in 2017, approximately 95.6% of votes were cast in favor of the Company holding an annual say-on-pay vote. Our next “say-when-on-pay” vote will be conducted at the 2023 annual meeting of stockholders. The Compensation Committee will continue to engage with our stockholders and consider the results from this year and future years' advisory votes on executive compensation as well as feedback from stockholders.

Compensation Philosophy and Objectives

We believe that a well-designed compensation program is a powerful tool to attract, motivate, retain and reward top executive and managerial talent. We further believe that our compensation program should align the interests of our executives with those of our stockholders in achieving and sustaining increases in stockholder value over the short and long-term. We have, therefore, structured our compensation program to drive and support these goals. The compensation program is designed with the following objectives in mind:

COMPENSATION PROGRAM OBJECTIVES
Overall Objectives
    –  Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to our overall growth and success.
    –   Align the interests of our executives with those of our stockholders.
    –   Support the long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness.
    –   Compensate each executive within the range of competitive practice (1) within the marketplace for talent in which we operate; (2) based upon the scope and impact of his or her position as it relates to achieving our corporate goals and objectives; and (3) based on the potential of each executive to assume increasing responsibility within the Company.
    –   Discourage excessive and imprudent risk-taking.
    –   Structure the total compensation program to reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

Pay Mix Objectives
Provide a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to reward the achievement of annual and sustained, long-term performance.

Pay-For-Performance Objectives
Use our incentive compensation program and plans to align the interests of our executives with those of our stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value by:
–     Ensuring our compensation program is consistent with, and supportive of, our short- and long-term strategic, operating and financial objectives.
–     Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set by the Compensation Committee.
–     Encouraging balanced performance by employing a variety of performance measures to avoid over-emphasis on the short-term or any one metric.
–     Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, and to take into account both what has been accomplished and how it has been accomplished in light of the existing commercial environment.

Executive Compensation Practices: What We Do and What We Do Not Do

It is our goal to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance, and that conforms to best practices in executive compensation and corporate governance. To this end, the Compensation Committee routinely evaluates our practices and programs with respect to executive compensation in an effort to identify any opportunities for improvement that might exist. The following table summarizes some of the key features of our executive compensation program.

WHAT WE DO:
Stock Ownership Guidelines	We maintain, and track progress against, stock ownership guidelines for our executives and directors.
Anti-Hedging & Insider Trading Policy
We maintain robust policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules and that prohibit all hedging and short-selling of our stock by all executives.

Compensation Recoupment (“Clawback”) Policy
The Company may recoup erroneously awarded incentive compensation if an accounting restatement occurs that corrects a material error to previously issued financial statements and results from material noncompliance of the Company with a financial reporting requirement.

WHAT WE DO NOT DO:
Excise Tax Gross-Ups	We do not provide for excise tax gross-ups.
Supplemental Executive Retirement Plans (“SERPs”)	We do not currently provide any SERPs, and our legacy SERP was frozen in November 2012.

Roles in Setting Executive Compensation

Objectives of the Committee and the Decision-Making Process: The primary goals of our Compensation Committee are to establish our compensation philosophy and strategy and to ensure that all of our executives are compensated in a manner consistent with the articulated philosophy and strategy. The Committee takes many factors into account when making compensation decisions with respect to the executive officers, including the individual’s performance and experience; the ability of the individual to affect our long-term growth and success; our overall performance; internal equity among the NEOs; and external, publicly available market data on competitive compensation practices and levels. The Committee typically will establish the annual compensation program during the first quarter of each fiscal year, setting specific compensation goals and targets and aligning the specific compensation performance goals to the financial expectations for the Company.

Role of Outside Advisors: The Compensation Committee engaged Lyons Benenson & Company Inc. (“LB&Co.”) in 2017 as its independent compensation consultant to assist and advise the Committee on all aspects of the Company’s executive and director compensation programs and related corporate governance matters. LB&Co. attended or participated by teleconference in all meetings of the Committee in 2017.

Compensation Consultant Conflict of Interest Assessment: As required by rules adopted by the SEC under the Dodd-Frank Act, the Committee determined that the work of LB&Co. did not raise any conflict of interest in 2017. LB&Co. does not provide other services to the Company. In making this determination, the Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act.

Role of the CEO in Setting Compensation

All decisions relating to the CEO’s compensation are made by the Compensation Committee without the CEO present. In making determinations regarding compensation for the executive officers, other than the CEO, the Committee generally considers the recommendations of the CEO, and the advice received from LB&Co. The CEO recommends the compensation levels for the executive officers whose compensation is determined by the Committee. In making his recommendations, the CEO evaluated the performance of each executive, considered each executive’s compensation in relation to our other officers and executives and assessed retention risks. The Committee reviewed and approved these recommendations and either reported the results to the Board or recommended actions for the Board to approve.

2017 Peer Group

In general, we strive for total compensation to be competitive with a select group of companies that the Compensation Committee believes to be an appropriate compensation reference group (the “Peer Group”). The Committee periodically reviews the Peer Group to affirm that it is comprised of companies that are similar to us in terms of industry focus and scope of operations, size (based on revenues), and the competitive marketplace for talent.

For 2017, the Compensation Committee assessed and approved a Peer Group consisting of 15 publicly traded oil shipping and transportation companies. When recommending the 2017 Peer Group to the Committee, LB&Co. considered measures of financial and operating performance; the scope of products and services offered; and the geographic footprint of each of the peer companies. The 2017 Peer Group is set forth below.

2017 Peer Group Companies
Andeavor Logistics LP	Kirby Corporation
Blueknight Energy Partners, L.P.	Martin Midstream Partners, L.P.
Eagle Bulk Shipping Inc.	Matson, Inc.
GATX Corporation	SemGroup Corporation
Genco Shipping & Trading Limited	Tallgrass Energy Partners, L.P.
Gener8 Maritime, Inc.	TC PipeLines, L.P.
Holly Energy Partners	Western Gas Partners, L.P.
International Seaways, Inc.

While the Compensation Committee believes that the data derived from the Peer Group is helpful, it also recognizes that benchmarking is not necessarily definitive in every case. Furthermore, the Peer Group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of our closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. The Committee uses the information from the Peer Group for informational and analytical purposes, and therefore does not target a specific percentile or make compensation decisions based solely on the market data. In 2017, the Committee also reviewed compensation data from Payscale, a US-based subscription website service that provides information regarding salary, benefits and other compensation, for a regional perspective with regard to setting base salaries for the NEOs.

2017 Elements of the Executive Officer Compensation Program

The Compensation Committee reviews each element of compensation annually to ensure alignment with our compensation philosophy and objectives, as well as to assess our executive compensation program and levels relative to the competitive landscape. Our executive compensation program consists of the following:

•	Base salary

•	Annual cash incentive awards

•	Long-term incentive compensation

•	Severance arrangements through employment agreements

•	Retirement benefits generally available to all employees under the Savings Plan

•	Welfare benefits (e.g., medical, dental, disability and life insurance) also generally available to all employees

Base Salary

We strive to pay base salaries that are market-competitive for a company of our size to attract and retain talented executives and to provide a secure fixed level of compensation. The Compensation Committee annually reviews the base salaries of our executive officers and compares them to the salaries of senior management among the Peer Group and considers regional market data, bearing in mind that total estimated direct compensation opportunity is the principal comparative measure of the competitiveness of our program. Based on its own experience and such comparison, the Committee determines whether the salaries of the NEOs are at levels sufficient to attract, motivate and retain, in concert with other elements of compensation, the executives who are essential to leading the Company and driving stockholder value.

Annual adjustments in base salary, if any, take into account individual performance, prior experience, position duties and responsibilities, internal equity and external market practices. The Compensation Committee largely relies on the CEO’s evaluation of each executive’s performance (other than his own) in deciding whether to approve merit increases for any executives in a given year.

The following table summarizes 2017 base salaries for our NEOs:

Name	Position	2017 Annual Salary Rate	% increase from 2016
Norton	President, CEO and Director	$395,000	N/A
Trueblood	VP and CFO	$256,000 (1)	N/A
O’Halloran	VP and Chief Operations Officer	$205,000 (2)	11%
Mote	VP and Chief Administrative Officer	$205,000 (2)	11%
Allan	VP, General Counsel and Corporate Secretary	$230,000 (2)	N/A
Wolf	Former SVP and CFO	$350,000 (3)	N/A
(1) Effective on December 1, 2017 as provided for in his employment agreement.
(2) On November 30, 2017, the Compensation Committee increased the base salaries of Mr. O’Halloran and Mr. Mote from $205,000 to $230,000 in conjunction with entering into employment agreements with each of them. The Committee also increased Ms. Allan's base salary from $230,000 to $250,000.
(3) Mr. Wolf resigned on June 28, 2017.

2017 Annual (Cash) Performance Bonus Program

Pursuant to the Management Incentive Compensation Plan (the "Management Plan"), executive officers are eligible to receive annual cash incentives based upon the achievement of the specified annual performance goals, which are established and approved by the Compensation Committee during the first quarter of the performance year. For 2017, a maximum cash pool was established from which bonus payments would be allocated. All shoreside staff, including the Executive Officers, were eligible to participate in this bonus pool and all participants have a target bonus of 15%. The 2017 program focused on short-term financial and operational goals determined by the Committee to be important areas of focus. The Committee established specific individual performance goals for each executive officer based on quantifiable measures of operational performance covering a broad range of performance indicators that included the following:

•	Attainment of scale

•	Operational excellence

•	Cost discipline and improved workplace efficiency

•	Personnel management

•	Safety and reliability

At the conclusion of the 2017 performance year, the Compensation Committee assessed the level of achievement of our NEOs relative to their respective individual performance goals. Following this assessment, it was determined that Messrs. O'Halloran and Mote and Ms. Allan achieved their individual goals above target levels; Mr. Norton and Mr. Trueblood were not participants in the 2017 Annual Incentive Plan.

Name	2017 Target Bonus	Actual Achievement %	Actual Payment
O'Halloran	15%	25%	$51,250
Mote	15%	22.5%	$46,125
Allan	15%	20%	$46,000

CEO Annual Bonus

Mr. Norton is eligible for annual performance-based compensation with a target value of $1,250,000 per his employment agreement with the Company. The Compensation Committee established individual goals for Mr. Norton in early 2017 using the same performance indicators as those for the other executive officers, which included:

•	Attainment of scale

•	Operational excellence

•	Cost discipline and improved workplace efficiency

•	Personnel management

•	Safety and reliability

For fiscal year 2017, the Committee certified an achievement level of 81.21% of Mr. Norton's performance objectives. Mr. Norton's employment agreement provides that his bonus be paid in fully vested shares of Common Stock and in non-qualified stock options which are subject to a holding requirement as discussed in greater detail below.

Special Bonus Pool

In early 2017, the Compensation Committee approved a special bonus pool aimed at rewarding key employees for achieving material reductions in shore-based general and administrative expenses during the period beginning on November 30, 2016 and ending on December 31, 2018. This calculation was set at a level that the Committee believes will be challenging to achieve. All of the NEOs are participants in this program.

The Compensation Committee will certify the level of achievement following the end of the performance period, with distribution of the special bonus pool, to the extent earned, as follows:
a)50% upon the filing of the audited financial statements in the Form 10-K for the fiscal year ending December 31, 2018; and
b)50% upon the filing of the audited financial statements in the Form 10-K for the fiscal year ending December 31, 2019; as long as the reductions achieved during the performance period are not reversed in the 2019 fiscal year in an amount exceeding 10%.

Officer	% Participation
Norton	35%
Trueblood	15%
O'Halloran	12.5%
Mote	12.5%
Allan	5%

Equity-Based Compensation

Our equity-based compensation program is intended to align the interests of our executives with those of our stockholders, and to focus our executives on the achievement of long-term performance objectives that are aligned with our business strategy, thereby establishing a direct relationship between compensation, long-term operating performance and sustained increases in stockholder value. The Management Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, performance units, performance shares and other performance awards, restricted stock units ("RSUs") and restricted stock, and other awards valued in whole or in part by reference to, or otherwise based on, our stock. The purpose of the Management Plan is to attract, motivate, retain and reward highly competent officers, executives, managers and employees by providing them with appropriate incentives and rewards tied to the long-term success of the Company.

During 2017, the Compensation Committee approved long-term incentives for each of our NEOs. Each type of grant and the grant date values are described in the table below. Please refer to the Summary Compensation Table, Grants of Plan Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table for additional details regarding these grants:

NEO	Total Grant Date Value	Stock Options (1)(2)	Time-Based RSUs (1)(3)	Performance-Based RSUs (1) (4)	Stock Awards (5)
Norton	$100,000	$33,333	$33,333	$33,333	n/a
Trueblood	$98,690	n/a	n/a	n/a	$98,690
O'Halloran	$199,198	$34,166	$34,166	$34,166	$96,698
Mote	$199,198	$34,166	$34,166	$34,166	$96,698
Allan	$115,000	$38,333	$38,333	$38,333	n/a
Wolf (6)	$350,000	$116,666	$116,666	$116,666	n/a

(1)	Represents grants made on March 23, 2017 to each NEO employed at the time of the grant.

(2)
Represents stock options to purchase Common Shares, one-third of which became exercisable on March 23, 2018, and one-third of the initial amount will become exercisable on each of March 23, 2019 and 2020.

(3)	Represents RSUs, one-third of which vested on March 23, 2018, and one-third of the initial amount will vest on each of March 23, 2019 and 2020.

(4)
The performance metrics underlying these RSU grants are total shareholder return (TSR) and return on invested capital (ROIC), further described below, and vest, to the extent earned, after the three-year performance period.

(5)
Mr. O'Halloran and Mr. Mote each received a grant of 34,412 shares on November 30, 2017 and Mr. Trueblood received a grant of 35,121 shares on December 1, 2017 in conjunction with the execution of their respective employment agreements with the Company. The grants have a two-year holding requirement.

(6)	Mr. Wolf's grants were forfeited as a result of his resignation.

Performance-Based RSU Awards

The performance-based RSU awards cliff vest on December 31, 2019, subject to the achievement of the respective performance metrics. One half of the grant is subject to a performance goal based on the Company's three-year total shareholder return ("TSR") performance relative to the performance of the companies in the S&P Transportation Select Index. One-half of the grant is subject to a performance goal based on the Company's cumulative return on invested capital ("ROIC") relative to the Company's budgeted ROIC for the performance period. The vesting of these awards is subject to the Compensation Committee’s certification of the achievement of the articulated goals.

Achievement of the TSR awards will be in accordance with the following schedule, using linear interpolation between the 40th and 50th percentiles and between the 50th and 75th percentiles:
TSR

Company TSR Relative to the TSR of the Companies in the S&P Transportation Select Index	Percentage of Target RSUs That Vest and Become Nonforfeitable
Below 40th Percentile	—%
40th Percentile	50%
50th Percentile	100%
75th Percentile or above	150%

Achievement of the ROIC awards will be in accordance with the following schedule, using linear interpolation between 80% and 100% attainment and between 100% and 120% attainment of the performance goal:

ROIC

Performance Attainment (as a % of Performance Goal)	Percentage of Target RSUs that Vest and Become Nonforfeitable
Below 80%	—%
80%	50%
100%	100%
120% or above	150%

Employment Agreements with the Named Executive Officers

We have entered into employment agreements with all of our NEOs. Under the terms of the agreements, other than the agreement for Mr. Wolf who resigned, the NEOs are entitled to certain compensation arrangements and severance benefits as detailed in the paragraphs below.

Under the terms of Mr. Norton's employment agreement, Mr. Norton’s compensation package is more heavily weighted to provide equity compensation than cash compensation. Mr. Norton received an initial equity award of 208,333 shares of Common Stock. A portion of this award (75%) was made in time-based RSUs and the remaining portion (25%) was made in time-based stock options. The RSUs and options each vest(ed) in three substantially equal installments on January 1 of 2017, 2018 and 2019.

The employment agreement provides that shares of Common Stock acquired other than pursuant to his initial equity award must be held by Mr. Norton at least until the earliest to occur of (i) a change in control, (ii) termination of Mr. Norton’s employment by the Company without cause or by Mr. Norton for good reason and (iii) the third anniversary of the date the shares were acquired. In addition, in the event the Company experiences a major safety and/or containment incident which results from gross negligence or willful misconduct of management or results from a violation of federal operation, safety or construction regulations, or if the responsible party fails to report the incident or to cooperate with relevant authorities in responding to such incident, all incentive-based compensation other than the initial equity award, to the extent unvested at the time of the incident may be canceled at the discretion of the Compensation Committee, and Mr. Norton will forfeit any rights with respect to such awards without any consideration therefor.

Mr. Norton’s employment agreement also provides for an annual target bonus of $1,250,000 to be paid in fully vested equity, based on the relative achievement of annual individual and Company performance objectives as determined by the Committee subject to Mr. Norton’s employment with the Company through the applicable payment date. Any equity granted in connection with his annual bonus is subject to the holding requirements as described above.

If Mr. Norton's employment is terminated by the Company for any reason or he terminates voluntarily, his employment agreement provides that he is entitled to the following accrued payments: (i) any earned, unpaid base salary through the date of termination, (ii) any earned, unpaid annual bonus through the date of termination, (iii) any accrued, but unused vacation through the date of termination and (iv) reimbursement of any business expenses not reimbursed as of the date of termination. If termination is by reason of death or disability, the Company will pay Mr. Norton (or his estate in the event of his death) the accrued payments and provide for accelerated vesting of any unvested time-based equity awards.

Mr. Norton's agreement provides for severance benefits in the event of a termination of his employment without cause or resignation with good reason as follows: (i) salary continuation for a period of twelve months, (ii) a pro-rata annual bonus based on actual performance for the year of termination, and (iii) accelerated vesting of outstanding unvested time-based equity awards.

The Company also agreed to cover certain travel expenses in 2016 and 2017 relating to Mr. Norton’s travel between Miami and Tampa, Florida, as well as attorney’s fees incurred in connection with entering into the employment agreement.

Mr. Norton agreed to non-competition and non-solicitation obligations during the term of his employment and for 12 months thereafter; he also agreed to confidentiality and non-disparagement obligations during the term of his employment and thereafter.

In the event a change in control, as defined in the Management Plan, is consummated before July 15, 2018, Mr. Norton will receive, no later than thirty (30) days following consummation of such change in control, an award of cash and/or equity with an aggregate value equal to no less than $2,500,000, the proportion of which is paid in cash and/or equity to be determined by the Board in its discretion; provided that if the value of any equity delivered as a result of the foregoing equals or exceeds $2,500,000, then no cash shall be paid pursuant hereto. In the event of such a change in control on or after July 15, 2018, but prior to July 15, 2019, the aggregate value of the award shall be no less than $1,250,000; provided that if the value of any equity delivered as a result of the foregoing equals or exceeds $1,250,000, then no cash shall be paid pursuant hereto. Please also see the discussion in "Say on Pay Results" above in this CD&A.

On November 30, 2017, the Company entered into employment agreements with Messrs. O'Halloran, Mote and with Ms. Allan, and on December 1, 2017 the Company entered into an employment agreement with Mr. Trueblood, all of which contain similar terms. The employment agreements provide for annual base salaries and a target bonus of at least 15% of each executive's annual base salary. If the executive is actively employed on December 31, 2018 and in good standing, the executive will be eligible to participate in the special bonus pool. Messrs. Trueblood, O'Halloran and Mote received a one-time grant of fully vested shares of the Common Stock which is subject to a two-year holding requirement. In addition, each executive, including Ms. Allan, may receive additional equity awards from time to time, in the discretion of the Compensation Committee, which awards will have a total target value of at least 50% of such executive's base salary.
The employment agreements provide for severance benefits in the event of termination without cause or resignation for good reason as follows: (i) accrued but unpaid amounts through the date of separation of service; (ii) 12 months' continuation of annual base salary; (iii) the executive's annual bonus for the year of separation pro-rated based on performance factor achievement and the number of days in the fiscal year in which he or she was employed; (iv) any compensation to which the executive is entitled under the special bonus pool pro-rated based on the number of days in the fiscal year in which he or she was employed; and (v) accelerated vesting of any unvested time-based equity awards.
If, during the two-year period following a change in control of the Company, an executive’s employment is terminated without cause or the executive resigns for good reason, the employment agreements provide for severance benefits as follows: (i) the executive's target annual bonus for the year of separation; (ii) any compensation to which the executive is entitled under the special bonus pool; and (iii) accelerated vesting of any unvested equity awards.
Each executive agreed to a non-competition and non-solicitation obligation during the executive's employment term and for 12 months thereafter; each executive also agreed to confidentiality and non-disparagement obligations during and following employment with the Company. The executives also agreed to timely delivery of a release in connection with termination of the executive's service. Severance and other benefits are conditioned on compliance with these covenants.
Mr. Wolf resigned as Senior Vice President and Chief Financial Officer on June 27, 2017. Mr. Wolf's unvested stock grants were forfeited. In accordance with his employment agreement, Mr. Wolf was paid for a 60-day notice period after his resignation, as well as any accrued payments due to him. Mr. Wolf received no other compensation as a result of his resignation.

Additional Information

Benefits

In general, we provide benefits to our employees (including our NEOs) that we believe are important to maintain a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net of protection against the financial concerns and catastrophes that can result from illness, disability or death.

We provide a tax-qualified defined contribution employee benefit plan to employees known as the OSG Ship Management Inc. Savings Plan (the “Savings Plan”). Under the Savings Plan, eligible employees may contribute, on a pre-tax basis, an amount up to the limit imposed by the Internal Revenue Code Section 401(k). In 2017, the Company matched 100% of the first 4% of a participant’s pre-tax contributions and then 50% of pre-tax contributions in excess of 4% but not in excess of 8%.

Risk Mitigation

The Compensation Committee believes that a significant portion of our NEOs’ total compensation should be variable and “at risk,” based upon defined performance measures tied to financial and operational goals. To accomplish this, the Committee uses a balanced weighting of performance measures and metrics in our incentive compensation program to promote the achievement of our annual operating plan and long-term business strategy, build long-term stockholder value and discourage excessive risk-taking by eliminating any inducement to over-emphasize one goal to the detriment of others. To further ensure we mitigate excessive risk taking, we have adopted:

•	stock ownership guidelines for executives and directors;

•	a compensation recoupment policy for executive officers; and

•	a policy prohibiting hedging by directors and executives;

The Committee believes that the Company’s compensation program and policies do not encourage excessive risk taking that is reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

We encourage stock ownership by our executives and non-employee directors to align their interests with the long-term interests of our stockholders. The ownership guidelines were revised in August 2017. As measured on January 1st of each fiscal year, directors and officers are expected to own and hold stock in an amount equal to that number of shares of Common Stock priced at the closing price on the last trading day prior to January 1st as set forth in the following chart:

Position	Target Ownership Multiple
President and CEO	5x annual base salary
CFO	3x annual base salary
Section 16 Officers (other than the CEO and CFO)	1.5x annual base salary
Non-Employee Directors	3x annual cash retainer

Directors and executives are expected to achieve these ownership levels within the later of five (5) years after: (a) the implementation of these guidelines, or (b) their first becoming eligible to participate in the Company’s equity plans.

For purposes of these Stock Ownership Guidelines, ownership comprises all shares of Common Stock beneficially owned by the director or officer, their spouse, and their minor children, including:

(a)Shares deemed to be beneficially owned under federal securities laws;
(b)Any time-based restricted stock or RSUs awarded (whether or not vested);
(c)Any vested, in-the-money stock options; and
(d)Any stock held for the employee's benefit in any pension or 401(k) plans.

In 2017, all of our directors and executives were making the appropriate progress toward the achievement of these guidelines.

Incentive Compensation Recoupment Policy for Executive Officers

Our Incentive Compensation Recoupment Policy (the “Recoupment Policy”) was revised in September 2017. It provides that if a material noncompliance with any financial reporting requirement under federal securities laws occurs, the Company will require such executive officer to repay erroneously awarded amounts of incentive compensation received during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, based on the Board's good faith determination that such amounts would not have been payable.

Hedging and Insider Trading

Our insider trading policy prohibits our directors and employees from hedging their ownership of our securities, including investing in options, puts, calls, short sales, futures contracts or other derivative instruments relating to our securities, regardless of whether such directors and employees have material nonpublic information about us. In addition, the insider trading policy prohibits our directors and employees from purchasing or selling our securities while in possession of material nonpublic information or otherwise using such information for their personal benefit. Directors and employees are permitted to enter into trading plans under Rule 10b5-1 under the 1934 Act with the approval of our General Counsel. These plans are intended to aid an employee or a director in diversifying their investment portfolio without violating federal securities law.

Impact of Section 162(m) on Compensation

Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, Section 162(m) of the Code generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s chief executive officer or any of its three next-highest-paid executive officers (other than its chief financial officer). Compensation that qualified as “performance-based” under Section 162(m) of the Internal Revenue Code was exempt from this $1 million limitation. As part of Tax Reform, the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the limitation on deductibility was generally expanded to include all NEOs. Although we maintain compensation arrangements that were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code prior to Tax Reform, subject to certain transition relief rules, we may no longer take a deduction for any compensation paid to our NEOs in excess of $1 million. Furthermore, although the Committee may have taken action intended to limit the impact of Section 162(m) of the Internal Revenue Code, it also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses. Accordingly, achieving the desired flexibility in the design and delivery of compensation may have resulted (and may continue to result, in light of the recent changes in law) in compensation that in certain cases is not deductible for federal income tax purposes.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

By the Human Resources and Compensation Committee:

Timothy J. Bernlohr, Chairman
Gary Eugene Taylor
Ty E. Wallach

SUMMARY COMPENSATION TABLE

The Summary Compensation Table includes individual compensation information for services in all capacities for the Company and our subsidiaries by the NEOs.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)(3)(4)(5)	Option Awards (3)(6)	Non-Equity Incentive Plan Compensation (7)	All Other Compensation (8)	Total
Samuel H. Norton	2017	$395,000	$—	$629,166	$485,945	$—	$25,573	$1,535,684
President and	2016	$182,308	$—	$1,982,809	$660,936	$—	$16,316	$2,842,369
Chief Executive Officer (3)

Richard Trueblood	2017	$109,292	$—	$98,690	$—	$—	$—	$207,982
VP and Chief Financial Officer (9)

Patrick J. O’Halloran	2017	$207,116	$—	$165,032	$34,167	$51,250	$15,734	$473,299
VP and Chief Operations Officer (10)	2016	$185,483	$—	$—	$—	$99,229	$32,755	$317,467

Damon M. Mote	2017	$207,116	$—	$165,032	$34,167	$46,125	$17,534	$469,974
VP and Chief Administrative Officer (10)	2016	$185,483	$—	$—	$—	$99,229	$45,379	$330,091

Susan Allan	2017	$231,692	$—	$76,666	$38,333	$46,000	$9,186	$401,877
VP, General Counsel and Corporate
Secretary (9)

Christopher W. Wolf	2017	$228,846	$—	$233,334	$116,667	$—	$10,219	$589,066
Former SVP and	2016	$26,923	$—	$375,000	$125,000	$—	$—	$526,923
Chief Financial Officer (11)

(1)
The salary amounts reflect the actual salary received during the year. Mr. O'Halloran, Mr. Mote and Ms. Allan received a salary increase on November 30, 2017 and Mr. Trueblood received a salary increase on December 1, 2017. Mr. Wolf resigned his position on June 28, 2017.

(2)
Upon entering into an employment agreement with the Company, Messrs. Trueblood, O'Halloran and Mote received a one-time grant of Common Stock, which vested immediately and is subject to a two year holding requirement. These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to FASB ASC Topic 718.

(3)	Mr. Norton joined the Company on July 17, 2016.

a.
On March 23, 2017, Mr. Norton received an equity award with a grant date value equal to $100,000, of which one-third was performance based RSUs, one-third was time-based RSUs and one-third was stock options. One-third of his stock options and time-based RSUs awards vested ratably on March 23, 2018 and one-third of the initial amount will vest ratably on each of March 23, 2019 and 2020. The performance-based RSUs are scheduled to vest in full on December 31, 2019, subject to the Committee's certification of achievement of the performance goals at the end of the performance period. The performance based RSUs are subject to a maximum achievement of 150%, which would result in a payout of $49,999 using grant date fair value.

b.
Mr. Norton is eligible for a stock based annual incentive in lieu of an annual cash award per his Employment Agreement with the Company. The amount of the actual annual bonus that may be paid is based on the relative achievement of annual individual and Company performance objectives established by the Board. See further discussion in the 2017 Elements of the Executive Officer Compensation Program in the Compensation Discussion and Analysis. The Committee determined that Mr. Norton achieved 81.21% of his 2017 annual bonus target, which was awarded in fully-vested Common Stock and in fully-vested stock options at a value of $1,015,112.

c.
In 2016, Mr. Norton received a time-based equity award of 356,225 RSUs and 297,818 Non-Qualified Stock Options (NQSOs) upon his hire by the Company. One-third of Mr. Norton's time-based award vested ratably on each of January 1, 2017 and 2018 and the remaining one-third will vest on January 1, 2019. These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to FASB ASC Topic 718.

(4)
In 2016, Mr. Wolf received a time-based equity award upon hire by the Company. In 2017, Messrs. O'Halloran, Mote, Wolf and Ms. Allan received time-based equity awards, one-third of which vested ratably on March 23, 2018 and one-third of the initial amount will vest ratably on each of March 23, 2019 and 2020. All of Mr. Wolf's awards were forfeited due to his resignation. These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to FASB ASC Topic 718.

(5)
Messrs. O'Halloran, Mote, Wolf and Ms. Allan received performance-based RSU grants on March 23, 2017. These awards are scheduled to vest in full on December 31, 2019, subject to the Committee's certification of the achievement of the performance goals at the end of the performance period. The amounts represent the aggregate grant date fair value of the 2017 performance-based RSU awards at target, calculated in accordance with accounting guidance, as follows: $34,167 for Mr. O'Halloran and Mr. Mote, and $38,333 for Ms. Allan. These awards are subject to a maximum achievement of 150%, which would result in a value of $51,250 for Mr. O’Halloran and Mr. Mote, and $57,499 for Ms. Allan using grant date fair value. Mr. Wolf's awards were forfeited due to his resignation.

(6)
In 2016, Mr. Wolf received a time-based stock option award upon hire by the Company. In 2017, Messrs. O'Halloran, Mote, Wolf and Ms. Allan received time-based stock option awards, one-third of which vested ratably on March 23, 2018 and one-third of the initial amount will vest ratably on each of March 23, 2019 and 2020. All of Mr. Wolf's awards were forfeited due to his resignation. These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to FASB ASC Topic 718.

(7)	The amounts reflect the amounts actually paid under the Company’s Annual (Cash) Performance Bonus Program for performance in 2017 and 2016.

(8)	See the “All Other Compensation Table” for additional information.

(9)	Ms. Allan joined on November 8, 2016 and Mr. Trueblood joined on July 20, 2017.

(10)	Mr. Mote and Mr. O’Halloran became Executive Officers of the Company on December 5, 2016.

(11)
Mr. Wolf joined the Company on December 1, 2016 and resigned on June 27, 2017. Upon his resignation, Mr. Wolf was compensated during his 60 day notice period, which amounted to pay of $53,846 which is included in the Salary column of this table.

All Other Compensation Table

The following table describes each component of the All Other Compensation column for 2017 in the Summary Compensation Table.

Name	Savings Plan Matching Contribution (1)	Other (2)	Total
Norton	$16,200	$9,373	$25,573
Trueblood	$—	$—	$—
O’Halloran	$14,400	$1,334	$15,734
Mote	$16,200	$1,334	$17,534
Allan	$7,852	$1,334	$9,186
Wolf	$8,885	$1,334	$10,219

(1)	Constitutes the Company’s matching contributions under the Savings Plan, which is described in the “CD&A." Mr. Wolf forfeited his matching contribution when he resigned his position on June 28, 2017.

(2)
Includes the following amounts for each NEO (a) a premium of $1,873 for excess liability insurance coverage for Mr. Norton, $1,334 for Messrs Wolf, O'Halloran and Mote and Ms. Allan; and (b) $7,500 for Mr. Norton to travel between Miami and Tampa per his employment agreement.

GRANTS OF PLAN-BASED AWARDS

The following table provides information on grants of all plan-based awards under the Company’s Management Plan to the NEOs during fiscal year 2017. The fair market value of these options and awards is the closing price on the date of the grant.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Stock Units (3)(4)(5)	All Other Option Awards: Number of Securities Underlying Options (6)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (7)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Name					(#)	(#)	(#)	(#)	(#)	($/Sh)
Norton	3/23/2017	$—	$—	$—	2,062	4,125	6,187	`	—	$—	$16,667
	3/23/2017	$—	$—	$—	2,062	4,125	6,187		—	—	$16,667
	3/23/2017	$—	$—	$—	—	—	—	8,251	—	—	$33,333
	3/23/2017	$—	$—	$—	—	—	—	—	17,637	$4.04	$33,333
	2/8/2018	$—	$—	$—	—	—	—	330,882	494,118	—	$1,015,112

Trueblood	12/1/2017	$—	$—	$—	—	—	—	35,121	—	$—	$98,690

O’Halloran	3/23/2017	$—	$51,250	$—	—	—	—	—	—	$—
	3/23/2017	$—	$—	$—	2,114	4,229	6,343				$17,083
	3/23/2017	$—	$—	$—	2,114	4,229	6,343		—	—	$17,083
	3/23/2017	$—	$—	$—	—	—	—	8,457	—	—	$34,166
	3/23/2017	$—	$—	$—	—	—	—	—	18,078	$4.04	$34,166
	11/30/2017	$—	$—	$—	—	—	—	34,412	—	$—	$96,698

Mote	3/23/2017	$—	$46,125	$—	—	—	—	—	—	$—
	3/23/2017	$—	$—	$—	2,114	4,229	6,343				$17,083
	3/23/2017	$—	$—	$—	2,114	4,229	6,343		—	—	$17,083
	3/23/2017	$—	$—	$—	—	—	—	8,457	—	—	$34,166
	3/23/2017	$—	$—	$—	—	—	—	—	18,078	$4.04	$34,166
	11/30/2017	$—	$—	$—	—	—	—	34,412	—	$—	$96,698

Allan	3/23/2017	$—	$46,000	$—	—	—	—	—	—	$—
	3/23/2017	$—	$—	$—	2,372	4,744	7,116	—	—	$—	$19,167
	3/23/2017	$—	$—	$—	2,372	4,744	7,116	—	—	—	$19,167
	3/23/2017	$—	$—	$—	—	—	—	9,488	—	$—	$38,333
	3/23/2017	$—	$—	$—	—	—	—	—	20,282	$4.04	$38,333

Wolf (8)	3/23/2017	$—	$52,500	$—	—	—	—	—	—	$—
	3/23/2017	$—	$—	$—	7,219	14,439	21,658				$58,333
	3/23/2017	$—	$—	$—	7,219	14,439	21,658				$58,333
	3/23/2017	$—	$—	$—	—			28,878			$116,666
	3/23/2017	$—	$—	$—	—				61,729	$4.04	$116,666

(1)
The amounts shown in these columns represent the target awards under our 2017 Annual (cash) Performance Bonus Program which is described in the 2017 Elements of the Executive Officer Compensation Program in the CD&A. The target column represents the amount payable if the target performance metrics are reached. The bonus program does not set out specific threshold or maximum award amounts. The grant date for the awards is the date on which the Compensation Committee approved the goals under the Company’s Annual Cash Incentive Plan for 2017. Messrs. Norton and Trueblood were not eligible for this award in 2017. Mr. Wolf forfeited his grant upon his resignation from the Company in June 2017.

(2)
Messrs. Norton, Wolf, O'Halloran, Mote, and Ms. Allan each received performance-based RSU grants under our Management Plan on March 23, 2017, which are subject to a three-year performance period. Mr. Wolf's grants were forfeited upon his resignation from the Company.

(3)
Mr. Norton is eligible for an annual equity incentive in lieu of an annual cash award per his employment agreement with the Company. The amount of the actual annual bonus that may be paid is based on the relative achievement of annual individual and Company performance objectives established by the Board. The grant date for the award is the date on which the Compensation Committee certified his achievement for the performance period. See further discussion in the 2017 Elements of the Executive Officer Compensation Program in the CD&A.

(4)
Reflects the RSUs granted to Messrs. Norton, Wolf, O'Halloran, Mote and Ms. Allan under the Management Plan on March 23, 2017. See further discussion in the 2017 Elements of Executive Officer Compensation Program in the CD&A.

(5)	Reflects a stock bonus award granted on November 30, 2017 for Mr. O'Halloran and Mr. Mote and on December 1, 2017 for Mr. Trueblood upon entering into an employment agreement with the Company.

(6)
Reflects the options granted to Messrs. Norton, Wolf, O'Halloran, Mote and Ms. Allan under the Management Plan on March 23, 2017. See further discussion in the 2017 Elements of Executive Officer Compensation Program in the CD&A.  Mr. Wolf’s grants were forfeited when he resigned from the Company in June 2017.

(7)
For information with respect to grant date fair values see Note 14, “Capital Stock and Stock Compensation,” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(8)	Mr. Wolf’s grants were forfeited when he resigned from the Company in June 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information as of December 31, 2017 concerning the holdings of stock options and stock awards by the NEOs made pursuant to the Company's Management Plan. This table includes unexercised and unvested option and stock awards. The market value of the stock awards is based on the market price of the Company’s Common Stock at the close of business on December 29, 2017, which was $2.74 per share. For additional information regarding these awards, see the Compensation Discussion and Analysis.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Norton	3/23/17		17,637	(2)	$4.04	3/23/2027	8,250	(4)	$22,605	8,251	(5)	$22,608
	8/3/16	99,272	198,545	(1)	$5.57	8/3/2026	237,504	(3)	$650,760

Trueblood	—	—	—		$—		—		$—

O’Halloran	3/23/17		18,078	(2)	$4.04	3/23/2027	8,458	(4)	$23,175	8,457	(5)	$23,172

Mote	3/23/17		18,078	(2)	$4.04	3/23/2027	8,458	(4)	$23,175	8,457	(5)	$23,172

Allan	3/23/17		20,282	(2)	$4.04	3/23/2027	9,488	(4)	$25,997	9,488	(5)	$25,997

(1)	One-third of these options to purchase shares of Common Stock became exercisable on January 1, 2017, and one-third of the remaining amount will become exercisable on each of January 1, 2018 and 2019.

(2)
One-third of these options to purchase Common Stock became exercisable on the first anniversary of the grant date, and one-third of the initial grant will become exercisable on each of the second and third anniversary of the grant date.

(3)
One-third of these time-based RSUs vested on January 1, 2017, and one-third of the initial amount will vest on each of January 1, 2018 and 2019. Each unit represents the right to acquire one share of Common Stock.

(4)
One-third of these time-based RSUs vested on the first anniversary of the grant date, and one-third of the initial amount will vest on each of the second and third anniversaries of the grant date. Each unit represents the right to acquire one share of Common Stock.

(5)
Each performance-based RSU award is split into two separate grants, both of which cliff vest, subject to performance achievement on December 31, 2019. The TSR grant is 50% of the grant total and is subject to the Company's three-year TSR performance relative to the performance of the companies in the S&P Transportation Select Index. The ROIC grant is 50% of the grant total and is subject to the Company's cumulative ROIC relative to the Company's budgeted ROIC for the performance period. At year end, the ROIC metric is trending toward the maximum payment and the TSR metric is trending below the threshold. The table below reflects maximum achievement for ROIC and threshold for TSR.

		# of shares
Name	PRSU Name	Threshold	Target	Maximum
Norton	TSR	2,062.50	4,125.00	6,187.50
	ROIC	2,062.50	4,125.00	6,187.50
O'Halloran	TSR	2,114.50	4,229.00	6,343.50
	ROIC	2,114.50	4,229.00	6,343.50
Mote	TSR	2,114.50	4,229.00	6,343.50
	ROIC	2,114.50	4,229.00	6,343.50
Allan	TSR	2,372.00	4,744.00	7,116.00
	ROIC	2,372.00	4,744.00	7,116.00

OPTIONS EXERCISED AND STOCK VESTED

The following table provides information on the vesting of RSUs held by the NEOs in 2017. There were no stock options exercised by the NEOs in 2017. For additional information regarding these awards, see the CD&A.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting
Norton	—	—	118,751	(1)	$577,130
Trueblood	—	—	35,121	(2)	$98,690
O’Halloran	—	—	39,557	(3)	$108,429
Mote	—	—	39,557	(3)	$108,429
Allan	—	—	6,613	(4)	$16,334

(1)
Reflects the first tranche of the vesting of Mr. Norton's RSU award made pursuant to his employment agreement upon his hiring as an employee of the Company on July 17, 2016. The market price at the time of vesting was $4.86.

(2)	Reflects the award of fully vested shares received in consideration for entering into an employment agreement with the Company on December 1, 2017, with a market price at vesting of $2.81.

(3)
Reflects the vesting of one-third of the RSUs held by each of Mr. O'Halloran and Mr. Mote granted on September 29, 2014 and the grant of fully vested shares that each received in consideration for entering into an employment agreement with the Company on November 30, 2017, with a market price at vesting of $2.81 per share. The value realized on vesting was computed based on the following:

Date of award	Vesting Date	Number of shares acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
2/10/2015	12/18/2017	5,145	$2.28	$11,731
11/30/2017	11/30/2017	34,412	$2.81	$96,698
		39,557		$108,429

(4)
Reflects the vesting of the RSU grant Ms. Allan received in December 2016 in consideration of her entering into an employment agreement with the Company, with a market price at vesting of $2.47 per share.

POTENTIAL PAYMENTS UPON TERMINATION

The following table discloses the amounts that would have been payable to each NEO upon termination of his or her employment, assuming that such termination occurred on December 31, 2017. The table excludes amounts that are available generally to all salaried employees, such as amounts payable under the Savings Plan. The market value of the stock awards is based on the market price of the Company’s Common Stock at the close of business on December 29, 2017, which was $2.74 per share.

Event	Norton	Trueblood	O’Halloran	Mote	Allan
Involuntary Termination Without Cause or Voluntary Termination for Good Reason
Cash severance payment (1)	$395,000	$256,000	$230,000	$230,000	$250,000
Pro rata Bonus Payment (2)	$1,015,112	$—	$51,250	$46,215	$46,000
Equity Awards (3)	$695,975	$—	$30,897	$30,897	$34,663
Total	$2,106,087	$256,000	$312,147	$307,112	$330,663
Death / Disability
Pro rata Bonus Payment (2)	$—	$—	$51,250	$46,125	$46,000
Equity Awards (3)	$695,975	$—	$30,897	$30,897	$34,663
Total	$695,975	$—	$82,147	$77,022	$80,663
Change In Control
Pro rata Bonus Payment (2)	$—	$—	$51,250	$46,125	$46,000
Equity Awards (4)	$33,912	$—	$34,762	$34,762	$38,996
Change in Control Bonus (5)	$2,500,000	$—	$—	$—	$—
Total	$2,533,912	$—	$86,012	$80,887	$84,996

(1)The cash severance payment is equal to 12 months of base salary.

(2)
The pro-rata bonus payment is equal to such NEO’s target bonus, pro-rated based on actual performance for the year of termination and based on the number of days in the fiscal year in which the NEO was employed.

(3)
All awards under equity incentive compensation plans of the Company that vest solely based upon the continued provision of services and that are not based on any performance criteria, granted to the executive and outstanding and to the extent not otherwise vested, vest as of the date of separation from service. As of December 31, 2017, all options were considered underwater and were therefore not included in the calculation. With respect to performance-based RSUs, if the NEO’s employment is terminated by the Company for a reason other than cause before the end of the performance period, a pro-rata portion of the performance-based RSUs vest as of the last day of the performance period, determined by multiplying the number of performance-based RSUs that otherwise would have vested at the end of the performance period based on the level of attainment of the performance goal as certified by the Committee, by a fraction, the numerator of which is the number of day the NEO was in employment during the performance period and the denominator of which is the number of days in the performance period.

(4)
With respect to all awards under equity incentive compensation plans of the Company granted to the executive and outstanding as of the Change in Control (definitions are contained in the employment agreements):

•
Options shall vest and become exercisable in full as of the Change in Control and the exercise period under each such option shall not be less than the period ending on the earlier to occur of (i) the one year anniversary of the Change in Control or (ii) the expiration date of the option. As of December 31, 2017, all options were considered underwater and were therefore not included in the calculation.

•
Time-based RSU awards shall accelerate and vest as of the Executive's Date of Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason at any time during the period ending on the second anniversary of the Change in Control.

•
Performance-based RSU awards that vest based upon the achievement of performance criteria during performance measurement periods that have not yet ended as of the Change in Control, such performance criteria shall be deemed to have been satisfied at the designated maximum level and such awards shall vest pro rata based solely upon the provision of services over the performance period; provided, such awards shall accelerate and vest as of the Executive's Date of Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason at any time during the period ending on the second anniversary of the Change in Control.

(5)
Mr. Norton's employment agreement provides that in the event a Change in Control, as defined in the Management Plan, is consummated before July 15, 2018, he will receive, no later than thirty (30) days following consummation of such Change in Control, an award of cash and/or equity with an aggregate value equal to no less than $2,500,000, the proportion of which is paid in cash and/or equity to be determined by the Board in its discretion; provided if the value of any equity delivered as a result of the foregoing equals or exceeds $2,500,000, then no cash will be paid. In the event of a Change in Control on or after July 15, 2018, but prior to July 15, 2019, the aggregate value of the award shall be no less than $1,250,000; provided if the value of any equity delivered as a result of the foregoing equals or exceeds $1,250,000, then no cash will be paid pursuant hereto.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 401(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Norton, our Chief Executive Officer and President (our “CEO”):

For 2017, our last completed fiscal year:

▪
the median of the annual total compensation of all employees of our company (other than our CEO) was $61,072, which includes contributions made to the employees' union for the money purchase pension contribution and paid vacation; and

▪	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,535,684.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Norton to the median of the annual total compensation of all employees was estimated to be 25 to 1.
To determine the above ratio, we applied the methodology set forth by the SEC. We determined that, as of December 31, 2017, our employee population consisted of approximately 1,120 individuals, all of whom are based in the United States. To identify the “median employee” from our employee population, we compared the amount of Gross W-2 wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. Once the median employee was identified, we used the same methodology used for named executive officers in the 2017 Summary Compensation Table to determine that employee’s total compensation.

ADVISORY VOTE ON APPROVAL OF THE
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
(PROPOSAL NO. 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are being provided with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers for 2017 as described in the section of this Proxy Statement titled “Executive Compensation,” including the CD&A included therein.

As more fully described in the CD&A, the Company’s executive compensation program is designed to promote the following objectives:

•	Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to the Company’s overall growth and success;

•
Compensate each executive based upon the scope and impact of his or her position as it relates to achieving the Company’s corporate goals and objectives, as well as on the potential of each executive to assume increasing responsibility within the Company;

•	Align the interests of the Company’s executives with those of its stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value; and

•	Reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

The Compensation Committee and the Board believe that the design of the executive compensation program, and hence the compensation awarded to the Named Executive Officers, fulfills these objectives.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and narrative which describe in detail how the Company’s compensation policies and procedures implement the Company’s compensation philosophy and disclose the compensation paid to the Named Executive Officers for 2017.

Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:

RESOLVED, that the stockholders of the Company hereby approve, in an advisory vote, the compensation of the Named Executive Officers for 2017 as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders.

As an advisory vote, the results of the vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinion of the Company’s stockholders and will consider the outcome of the vote when making future decisions on the compensation of the Named Executive Officers and the Company’s executive compensation principles, policies and procedures. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the resolution.

The Board recommends a vote “FOR” advisory approval of the resolution set forth above and approval of the compensation of the Named Executive Officers for 2017 as disclosed in this Proxy Statement.

OTHER MATTERS

The Board is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice that any person will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at its address set forth above.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available at http://ir.osg.com. That Annual Report on Form 10-K does not form part of this Proxy Statement. The Company will provide to any stockholder of the Company, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 upon the written request of such stockholder addressed to the Corporate Secretary of the Company at 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602.